Exhibit 99.2

Inveresk Research Group, Inc.
Script for the Q2 Earnings Call
July 29, 2004

SLIDE 1 – Cover Page (Matt Dallas, Financial Dynamics)

Good morning ladies and gentlemen and welcome to the web cast of Inveresk Research Group’s results for the second quarter of 2004. Presenting from the Company will be Dr. Walter Nimmo, Chairman, President and Chief Executive Officer and Mr. Paul Cowan, Chief Financial Officer.

The presentation will be presented simultaneously over the Internet with access via the Company’s website at www.inveresk.com. An opportunity will be given for questions to be asked following the presentation.

SLIDE 2 – Safe Harbor Disclaimer (Matt Dallas, Financial Dynamics)

Statements contained in this presentation that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with: the reduction in research and development activities by pharmaceutical and biotechnology clients, changes in government regulations, the effects of interest rate and foreign exchange rate fluctuations, our ability to attract and retain employees, the loss or delay of contracts due to economic uncertainty or other factors, our ability to efficiently manage backlog, our ability to expand our business through strategic acquisitions, failure to obtain the required shareholder approvals of the announced merger with Charles River, the possibility that the announced merger may not close or that there be a significant delay in the consummation of the merger, competition within the industry and the potential adverse impact of health care reform. Further information about these risks and uncertainties can be found in the information included in the company’s recent filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Form 10-K.

Slide 3 – Additional Information (Matt Dallas, Financial Dynamics)

This presentation may be deemed to be solicitation material in respect of the proposed merger of Charles River and Inveresk. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. SHAREHOLDERS OF CHARLES RIVER AND SHAREHOLDERS OF INVERESK ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of Charles River and shareholders of Inveresk. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel, or from Inveresk Research Group, 11000 Weston Parkway, Cary, North Carolina 27513, Attention: Secretary. In addition, shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com and shareholders may access copies of the documents filed with the SEC by Inveresk on Inveresk’s website at www.inveresk.com.

Slide 4 – Additional Information (Cont.) (Matt Dallas, Financial Dynamics)

Charles River, Inveresk and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from their respective shareholders in respect of the proposed transactions. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2004 annual meeting of shareholders, which was filed with the SEC on April 9, 2004, and information regarding Inveresk’s directors and executive officers is available in Inveresk’s proxy statement for its 2004 annual meeting of shareholders, which was filed with the SEC on March 31, 2004. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

SLIDE 5 – Title Slide – Operational Overview (Matt Dallas, Financial Dynamics)

Today’s presentation will take place in two parts. Dr Walter Nimmo will present the operational overview for the Company and Mr. Paul Cowan will present the financial overview. With that I would now like to introduce Dr. Walter Nimmo.

SLIDE 6 – Q2, 2004 Financial Highlights (Walter Nimmo, Inveresk Research Group, Inc.)

Good morning everyone and welcome to this presentation of the financial results of the Inveresk Research Group for the three-month period ended June 30, 2004.

As you may know, we are currently in the process of a merger with Charles River Laboratories. We are encouraged by the FTC’s early approval of this merger and we continue to expect it to be completed in the fourth quarter.

In the second quarter we recorded net service revenues of $79.4 million, an 18% increase from the corresponding period in 2003. On a reported basis diluted earnings per share were $0.20 in the quarter. Excluding merger-related costs, Inveresk earned $0.33 per share in the second quarter, a 22% increase compared with the corresponding period in 2003.

SLIDE 7 – Q2, 2004 Financial Highlights (cont.) (Walter Nimmo, Inveresk Research Group, Inc.)

Inveresk continues to benefit from its strategy in recent years and the diversity of its service offering.

In the second quarter, net service revenue in our pre-clinical business increased by 12% to $47.3 million. It should be noted that the comparator period in 2003 was inflated by the affect of project delays experienced in our North American pre-clinical operations during the first quarter of 2003. For the six months ended June 30, 2004, net service revenue increased by 17% compared with the corresponding period in 2003.

Operating margins in the second quarter were 25.7% reflecting the increasing proportion of revenues generated in the quarter by our European operations which generates lower margins. Our North American pre-clinical operations continue to deliver improving operating margins, and this is expected to continue as the business continues to increase the proportion of its revenues represented by specialty toxicology services and with the improving exchange rate environment.

Our pre-clinical business continues to benefit from strong demand for its services, both in North America and Europe. New business signings are significantly ahead of 2003 levels and this business should continue to deliver strong results for the remainder of 2004. CTBR, our North American pre-clinical business, experiences a 36% increase year on year in new business signings in the first half of 2004. At the same time, our European operations continue to sign new business in excess of targeted levels.

Our current expansion at CTBR remains on plan for completion in the first quarter of 2005. In addition the Board has just approved the next stage of expansion at our European pre-clinical operations. This expansion is larger than previously planned. This stage of expansion at our European pre-clinical operations is planned for completion in the first quarter of 2006. Our toxicology and lab sciences expansions will continue to be funded out of operating cash flows.

The Clinical business segment delivered strong profit growth in the second quarter and this business continues to achieve the higher profitability levels we have targeted.

Net service revenue in our Clinical business increased by 29.4% in the second quarter to $32.1 million compared with the same quarter of 2003.

Integration benefits associated with the PharmaResearch acquisition and underlying growth combined in our Clinical business to drive operating margins up to 14.1% in the second quarter of 2004 compared with 11.3% in the second quarter of 2003.

The clinical business continues to achieve higher profitability levels, although revenues have been impacted by the introduction of the Clinical Trials Directive in Europe and delays in project starts. Recent new business awards, however, give us confidence that these short term factors should improve in the second half of 2004.

SLIDE 8 – Analysis of Net Service Revenue – LTM (Walter Nimmo, Inveresk Research Group, Inc.)

Moving on to discuss in more detail the breakdown of our net service revenue, you can see that in the latest twelve months Pre-clinical accounted for 59% of net service revenue and Clinical accounted for 41%.

Looking at revenues by client type in the last twelve months, pharmaceutical companies accounted for 55%, biotechnology companies accounted for 34% and other companies, predominantly agro-chemical, veterinary and chemical related work, accounted for the remaining 11% of net service revenue during the same period.

57% of our revenues were derived from clients based in the USA, 33% from Europe, 6% from Japan and 4% from the rest of the world during the same period.

SLIDE 9 – Revenue by Client – LTM (Walter Nimmo, Inveresk Research Group, Inc.)

You will see from the next slide that we have maintained our core strategy to have a highly diverse client base.

In the second quarter our biggest client accounted for 8.3% of net service revenues. Our five largest clients accounted for 23.8% of net service revenues and our top 20 clients accounted for only 45.4% of net service revenue.

We would continue to emphasize that revenues earned from our biggest clients are spread over multiple service offerings and also over multiple research and development programs.

SLIDE 10 – New Business Signings and Revenues (Walter Nimmo, Inveresk Research Group, Inc.)

This next slide compares our moving annual total of new signed contracts or cumulative, last twelve months’ new business signings, with net service revenues over the same period. As you can see, cumulative new business signings totaled $367 million in the latest twelve months compared with revenues of $301 million in the same period. The signings data are net of cancellations.

In the second quarter of 2004, new business signings amounted to approximately $94 million.

The key to the future success of our business is how quickly we can replace recorded revenue with new signed business. As we have indicated in the past, seasonal factors, make it important to look at signings on a rolling twelve month basis rather than from quarter to quarter.

SLIDE 11 – Confirmed Backlog (Walter Nimmo, Inveresk Research Group, Inc.)

Confirmed backlog at June 30, 2004 was $310 million, compared with $224 million at June 30, 2003. Because of the short-term nature of large parts of our pre-clinical and Phase I businesses, we use new business signings as the leading indicator of the underlying health of our businesses rather than backlog.

SLIDE 12 – Financial Overview (Walter Nimmo, Inveresk Research Group, Inc.)

I would now like to turn the call over to Paul Cowan, our Chief Financial Officer, for a financial overview of the second quarter.

SLIDE 13 – Revenues and Income from Operations (Paul Cowan, Inveresk Research Group, Inc.)

Thank you Walter and good morning ladies and gentlemen.

In the second quarter of 2004 Inveresk recorded net service revenues of $79.4 million, of which:

(i) Pre-clinical accounted for $47.3 million, an increase of 12% year on year; and

(ii) Clinical accounted for $32.1 million and increase of 29% year on year.

On a constant dollar basis, the Pre-clinical business recorded a 6% increase in net service revenue in the second quarter of 2004 compared with the same period in 2003. On the same basis, our Clinical business recorded an increase in net service revenues of 23%.

In the second quarter of 2004, Pre-clinical recorded income from operations of $12.2 million, compared with $12.2 million in 2003. In the same period, Clinical recorded income from operations of $4.5 million, compared with $2.8 million during the same period in 2003. Overall, the Company reported income from operations of $9.3 million in the second quarter compared with $12.9 million in the corresponding period in 2003. Excluding merger-related costs, income from operations in the second quarter of 2004 totaled $14.3 million.

SLIDE 14 – Operating Margins (Paul Cowan, Inveresk Research Group, Inc.)

Looking at the profitability of each business segment, you will see that Pre-clinical generated an operating margin of 25.7% in the first quarter of 2004, compared with 28.9% in the second quarter of 2003 and 26.5% in first quarter of 2004. The reduction in operating margins reflects the impact of exchange rate movements, less favorable business mix in our North American operations and the increasing proportion of revenues generated by our European pre-clinical operations which historically have generated lower operating margins.

Clinical generated an operating margin of 14.1% in the second quarter, compared with 11.3% in the second quarter of 2003. This reflects the increased scale of the Inveresk clinical business and the integration benefits arising from the PharmaResearch acquisition completed in July 2003.

The combined group generated an operating margin of 18.0%, excluding merger costs, as compared with 19.3% in the second quarter of 2003 and 16.7% in the first quarter of this year.

SLIDE 15 – Earnings Per Share (Paul Cowan, Inveresk Research Group, Inc.)

In the second quarter of 2004 the Company recorded earnings per share of $0.20 on a diluted basis, compared with $0.27 in 2003. Excluding merger-related costs, the Company earned $0.33 per share on a fully-diluted basis.

SLIDE 16 – Q1, 2004 Key Financial Highlights (Paul Cowan, Inveresk Research Group, Inc.)

As discussed earlier, our results in the second quarter benefited from increased revenues and improved operating margins.

In addition, our income from operations in the second quarter was impacted by $5.0 million of costs relating to the proposed merger with Charles River.

Interest expense of $0.4 million in the second quarter was offset by a positive mark-to-market valuation adjustment on interest rate swaps of $0.6 million, resulting in interest income of $0.2 million during the quarter.

The tax charge in the second quarter, expressed as a percentage of income before taxes, was impacted by the non-deductibility for tax purposes of expenses arising in respect of our proposed merger with Charles River.

SLIDE 17 – Strong Capitalization (Paul Cowan, Inveresk Research Group, Inc.)

Inveresk maintained its strong capitalization and cash flows in the second quarter of 2004. At June 30, 2004 the Company had gross financial debt of $54.9 million and cash and equivalents of $21.1 million. At the end of March, gross debt to book capitalization amounted to 21.6%, down from 25.1% at the end of 2003.

Operating cash flow in the first six months of 2004 amounted to $18.2 million, compared with $17.0 million in the second quarter of 2003. During the same period, capital expenditure on an accruals basis amounted to $13.8 million, the majority of which was accounted for by the expansion of our pre-clinical facilities in Montreal and Edinburgh. Net days sales outstanding at June 30 totaled 27, compared with 28 at the end of 2003.

Ladies and gentlemen, that is the end of our presentation. I would now like to invite questions from the participants in our conference call.